PROMISSORY NOTE

$1,000,000                                                     November 15, 1996
                                                            San Jose, California

     FOR VALUE RECEIVED, the undersigned ORBIT SEMICONDUCTOR, INC. ("Maker") hereby promises to pay to the order of PARADIGM TECHNOLOGY, INC. ("Holder"), or the lawful assignee of Holder, at such place as Holder of this Note may from time to time designate in writing, the principal sum of One Million Dollars ($1,000,000), together with simple interest on the unpaid portion of the principal sum at the rate of four percent (4%) per annum, commencing November 15, 1996, until paid in full.

     Maker shall make payments of principal and interest to Holder as follows:

                     Date Due                   Payment Amount
                     --------                   --------------

                  May 15, 1997             $500,000 principal, plus
                                             all accrued interest

                November 15, 1997          $500,000 principal, plus
                                             all accrued interest

     The entire unpaid balance of principal and interest due under this Note shall be due and payable on November 15, 1997 (the "Maturity Date").

     Principal and interest shall be paid in lawful money of the United States. This Note may be prepaid in full or in part at any time without penalty. Payments shall be credited first on interest then due and the remainder, if any, shall be credited on the unpaid principal, and interest shall cease on the principal so credited.

     Reference is hereby made to the Asset Purchase Agreement between Maker and Holder, dated as of November 7, 1996 ("Asset Purchase Agreement"). Maker shall be entitled to a right of setoff for any valid claims for which it is entitled to indemnification under the Asset Purchase Agreement. The amount of any outstanding and unresolved claims for indemnification made by Maker under the Asset Purchase Agreement shall be deducted from the next succeeding scheduled payment hereunder. To the extent that it is finally determined that Maker is not entitled to indemnification for such claims under the Asset Purchase Agreement, Maker shall immediately pay such principal (together with accrued interest thereon) to Holder. Maker agrees that its right of setoff set forth herein shall be subject to the requirement that Maker exercise said right in good faith.

     Maker hereby waives any other presentment, protest, demand for payment, notice of dishonor, and any and all other notices


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or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note and hereby consents to any extensions of time, renewals, waivers or modifications that may be granted or consented to with respect to the terms of this Note by the Holder.

     Maker agrees to pay the costs and expenses, including reasonable attorneys' fees, which may be incurred by Holder in connection with the collection of this Note, whether or not legal action is instituted or filed.

     Maker warrants that the person signing below is authorized to sign this Note on its behalf and to bind Maker to the terms of this Note, and that all corporate action necessary for the execution of this Note has been properly taken by Maker.

     Any controversy or claim arising out of, or relating to, this Note, or the making, performance, or interpretation of it, shall be settled by arbitration in San Jose, California under the commercial arbitration rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. Arbitrators shall be persons experienced in negotiating, making, and consummating acquisition agreements.

     This Note shall be governed by and construed under the laws of the State of California.


MAKER:

ORBIT SEMICONDUCTOR, INC., a
Delaware corporation


By:       /s/ Joseph Wai
   -------------------------------------

Title:    Chief Financial Officer
      ----------------------------------


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